Exhibit 99.1

News Release

CONTACT:	Bradley S. Adams (Analysts)	FOR IMMEDIATE RELEASE
	(513) 534-0983	July 14, 2005
Stephanie L. Hagen (Media)
(513) 534-6957

FIFTH THIRD BANCORP REPORTS SECOND QUARTER 2005

EARNINGS OF $0.75 PER DILUTED SHARE

Fifth Third Bancorp’s 2005 second quarter earnings per diluted share were $.75 compared to $.79 per diluted share for the same period in 2004. Second quarter net income totaled $417 million compared to $448 million in the same quarter last year. Return on average assets (ROA) and return on average equity (ROE) were 1.63 percent and 18.1 percent, respectively, compared to 1.91 percent and 21.0 percent in 2004’s second quarter. In addition to the first quarter 2005 acquisition of First National Bankshares of Florida, Inc. (“First National”), second quarter earnings and balance sheet comparisons to the prior year are impacted by a previously disclosed $148 million gain on the sale of certain third party merchant contracts and a charge of $78 million related to the early retirement of debt realized in the second quarter of 2004.

“We continue to focus on increasing our revenue and net income run-rate,” stated George A. Schaefer, Jr., President and CEO of Fifth Third Bancorp. “Despite the interest rate driven difficulties in our industry, we continue to be very pleased with the successes achieved in the hiring of experienced sales people and the recent stronger performance in certain businesses. Our lending businesses remain strong, credit quality trends are extremely favorable and noninterest revenues showed improvement this quarter on most fronts including excellent overall results from Fifth Third Processing Solutions. The combination of recent decreases in long-term interest rates, deposit growth trends below our expectations, and mix shifts within the deposit base to higher cost time deposits all negatively impacted our spread based revenues this quarter. This remains both our largest source of frustration and greatest opportunity for improved performance in the near term. Our efforts are firmly focused on continuing recent improvement in net account growth, offering greater value to our customers and improving our banking center and sales force distribution networks. Higher interest rates combined with good loan and deposit growth from these efforts will drive improvement in both the net interest margin and spread based revenues.”

“Fifth Third has historically approached delivering shareholder value through a combination of both organic and acquisition driven growth strategies. More recently, we have been focused largely on investing in an organic growth model as demonstrated by the hiring of more than 2,400 sales people and the opening of 105 net new locations since the beginning of 2004 excluding acquisitions and relocations. The decision to heavily invest in an organic expansion of this magnitude over the past two years, which resulted at least partially from the lack of attractively priced acquisition opportunities, has been costly in its initial stages. We believe that these investments are beginning to deliver the type of returns our long-term shareholders expect from us and a continuation of these efforts remains the best path to building a high quality franchise in each of our markets.

This focus, combined with a strong capital position, diversified business mix, granular loan portfolio, and, most importantly, a proven sales culture in our affiliate bank model, position Fifth Third for improving performance as we move through the remainder of the year and into 2006.”

Noninterest Income

Fifth Third Processing Solutions, our electronic payment processing division, delivered a 21 percent increase in revenues over the same quarter last year and a 28 percent increase on an annualized sequential basis. Second quarter results are representative of continuing strong trends from both merchant processing and financial institutions and corresponding impacts on processing volumes. Fifth Third continues to see significant opportunities to attract new retailers and financial institution customers.

Deposit service revenues rebounded strongly from first quarter levels on improved retail related service revenues. Compared to the same quarter last year, deposit service revenues were essentially unchanged with growth in the number of consumer and commercial account relationships offset by the impacts of higher interest rates on compensating balances in commercial deposit accounts.

Investment Advisory revenues decreased by six percent over the same quarter last year and increased by six percent on an annualized sequential basis. The decrease in service revenue relative to the same quarter last year resulted primarily from declines in retail brokerage related revenues. The increase in revenue compared to the first quarter resulted primarily from a broader product menu in our private client area. Fifth Third continues to focus its efforts on growing the institutional money management business by penetrating our large middle market commercial customer base with retirement and wealth planning services. Fifth Third Investment Advisors, among the largest money managers in the Midwest, has $33 billion in assets under management and $187 billion in assets under care.

Mortgage net service revenue totaled $46 million in the second quarter compared to $41 million last quarter and $61 million in 2004’s second quarter. Mortgage originations totaled $2.6 billion in the second quarter versus $1.9 billion last quarter and $2.8 billion in the second quarter of last year. Second quarter mortgage banking net service revenue was comprised of $65 million in total mortgage banking fees and loan sales, plus $18 million of gains and mark-to-market adjustments on both settled and outstanding free-standing derivative financial instruments and less $37 million in amortization and valuation adjustments on mortgage servicing rights. The mark-to-market adjustments and settlement of free-standing derivative financial instruments and corresponding valuation adjustments resulted from interest rate volatility and the resulting impact of changing prepayment speeds on the mortgage servicing portfolio. The mortgage servicing asset, net of the valuation reserve, was $368 million at June 30, 2005 on a servicing portfolio of $24.5 billion, compared to $367 million last quarter on a servicing portfolio of $23.3 billion.

Other noninterest income totaled $156 million in the second quarter, a 16 percent annualized increase from first quarter levels, primarily attributable to strong growth across numerous subcategories including cardholder fees, commercial banking revenue, customer interest rate derivative sales and consumer loan and lease fees. Comparisons to the same quarter last year are impacted by the previously disclosed $148 million gain on the sale of certain third party merchant contracts. Exclusive of the impact of this transaction, other noninterest income increased by 30 percent over the same quarter last year; a comparison being provided to supplement fundamental trends in other noninterest income. Compared to the same quarter last year, cardholder fees increased by 28 percent, commercial banking revenues increased by 21 percent, institutional fixed income trading and sales increased by 23 percent and customer interest rate derivative sales increased by 195 percent.

Balance Sheet Trends

Very strong retail and commercial account growth, mitigated by mix shifts within the deposit base and the impacts of compensating balances, resulted in mixed deposit trends in the second quarter. Compared to the same quarter last year, average core deposit balances increased $7.8 billion, or 16 percent, highlighted by 13 percent growth in average demand deposits, 34 percent growth in average savings and money market deposits and 42 percent growth in consumer time deposits. Average interest checking deposits were largely unchanged from the same quarter last year with net account growth offset by certain high balance account attrition and balance migration to higher cost deposit products. Average transaction deposits increased by 13 percent over the same quarter last year. Deposit comparisons to prior year periods are impacted by the first quarter 2005 acquisition of First National and the second quarter 2004 acquisition of Franklin Financial Corporation. Exclusive of the impact of these transactions, average transaction account balances increased by six percent over the same quarter last year and average core deposits increased nine percent over the same quarter last year; comparisons being provided to supplement an understanding of the fundamental deposit trends. Compared to the first quarter of this year, average transaction account balances were essentially unchanged and average core deposits increased by four percent on an annualized basis, highlighted by 13 percent annualized growth in demand deposits and 26 percent annualized growth in consumer time deposits. Fifth Third expects deposit pricing to continue to be very competitive with market conditions and is continuing to devote significant focus on retaining existing accounts and attracting new accounts.

Loan and lease balances exhibited continued strength with period end loans and leases increasing by $1.4 billion from last quarter, or nine percent on an annualized sequential basis. On an average basis, total loans and leases, including held for sale, increased by 19 percent over the same quarter last year and by 10 percent on an annualized sequential basis. Period end commercial loan and lease balances increased by 21 percent over the same quarter last year and by $892 million, or 10 percent on an annualized sequential basis. Period end consumer loan and lease balances, excluding residential mortgage, increased by 10 percent over the same quarter last year and by $876 million, or 16 percent on an annualized sequential basis. Loan and lease comparisons to prior year periods are impacted by the addition of approximately $3.9 billion in total loans in conjunction with the acquisition of First National. Exclusive of the impact of this transaction, period end commercial loan and lease balances increased 12 percent and period end consumer loan and lease balances, excluding residential mortgage, increased eight percent over last year; comparisons being provided to supplement an understanding of fundamental lending trends.

Net Interest Income

Compared to the second quarter of 2004, net interest income on a fully taxable equivalent basis decreased two percent despite six percent growth in average earning assets due to a 25 basis point (bp) decline in the net interest margin. Margin and net interest income trends and comparisons to prior year periods are impacted by the first quarter 2005 acquisition of First National, including a modestly negative impact to net interest income from purchase accounting loan and deposit net amortization, common stock repurchase activity and the impact of balance sheet initiatives undertaken in the fourth quarter of 2004 to reduce the risks associated with increasing interest rates. Compared to the first quarter of 2005, net interest income on a fully taxable equivalent basis was essentially unchanged despite six percent annualized growth in average earning assets due to nine bp of contraction in the net interest margin. Margin contraction from seasonally high first quarter levels resulted from decreases in the net interest rate spread associated with the growth in earning assets relative to the growth in core deposits, mix shifts within the deposit base to higher cost time deposits and the recent flattening of the yield curve. Fifth Third is focused on improving core deposit trends in order to fund future loan growth and improve net interest margin trends. Margin trends in 2005 will depend on the speed and timing of further short-term interest rate increases, the level of intermediate-term interest rates and the degree and mix of earning asset and deposit growth.

Credit Quality

Credit quality metrics and trends improved in the second quarter and remain at historically strong levels. Net charge-offs as a percentage of average loans and leases were 34 bp in the second quarter, compared to 40 bp last quarter and 43 bp in the second quarter of 2004. Nonperforming assets were 51 bp of total loans and leases and other real estate owned at June 30, 2005, compared to 53 bp last quarter and 50 bp posted a year ago. Overall, the level of nonperforming loans and net charge-offs remains a small percentage of the total loan and lease portfolio. Net charge-offs were $55 million in the second quarter, compared to $59 million in the same quarter last year and $63 million in the first quarter of 2005. The provision for loan and lease losses totaled $60 million in the second quarter compared to $90 million in the same quarter last year and $67 million in the first quarter of 2005. The allowance for loan and lease losses represents 1.09 percent of total loans and leases outstanding as of June 30, 2005, compared to 1.11 percent last quarter and 1.31 in the same quarter last year. Comparisons to the level of prior year allowance for loan and lease losses are impacted by the first quarter 2005 acquisition of First National. The loan and lease assets of First National were recorded on Fifth Third’s balance sheet at their respective fair values as of January 1, 2005. Estimated credit impairment was included in this determination of fair value; therefore, the previously existing allowance for loan and lease losses did not carryover to the allowance for loan and lease losses on Fifth Third’s balance sheet. Although realistic about the difficulty in precisely estimating credit quality metrics, Fifth Third expects credit quality trends in 2005 to remain strong.

Noninterest Expense

Total noninterest expense increased by $23 million, or 13 percent on an annualized basis, from last quarter and decreased by $14 million, or two percent from the same quarter last year. Comparison to the prior year period is impacted by the $78 million charge related to the early retirement of approximately $1 billion of Federal Home Loan Bank advances in the second quarter of 2004 and $5 million in increased intangible amortization resulting from the first quarter 2005 acquisition of First National. Exclusive of the impact of the debt termination charge, total noninterest expense increased by 10 percent over the same quarter last year on increased information technology expenditures and significant investments in the sales force and retail distribution network as evidenced by the increase in headcount and the corresponding increases in the employee-related and net occupancy expense captions; a comparison being provided to supplement an understanding of fundamental noninterest expense trends. Comparisons to last quarter are impacted by $7 million in acquisition related expenses realized in the first quarter of 2005. Exclusive of the impact of these expenses, noninterest expense increased 17 percent on an annualized basis primarily due to a $30 million increase in salaries, wages and incentives associated with headcount increases and approximately $8 million in severance expenses realized in the second quarter. Fifth Third expects growth in noninterest expenses in future quarters to stabilize around current levels as cost savings initiatives continue to be realized. These cost savings initiatives will be mitigated by continued growth in headcount, occupancy and information technology to improve efficiency, provide greater convenience to our customers and drive deposit and loan growth. Fifth Third’s second quarter efficiency ratio was 52.2 percent, compared to 51.6 percent last quarter and 48.8 percent in the second quarter of last year.

Conference Call

Fifth Third will host a conference call to discuss these second quarter financial results at 9:00 a.m. (Eastern Time) today. Investors, analysts and other interested parties may dial into the conference call at 877-309-0967 for domestic access and 706-679-3977 for international access (password: Fifth Third). A replay of the conference call will be available for approximately seven days by dialing 800-642-1687 for domestic access and 706-645-9291 for international access (passcode: 7701879#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $103.2 billion in assets as of June 30, 2005. The Company currently operates 17 affiliates with 1,100 full-service Banking Centers, including 128 Bank Mart® locations open seven days a week inside select grocery stores and 1,998 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia and Pennsylvania. The financial strength of Fifth Third’s Ohio and Michigan banks continues to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor’s and Moody’s, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1 and is recognized by Moody’s with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ® National Market System under the symbol “FITB.”

This press release may contain forward-looking statements about Fifth Third Bancorp and/or the company as combined with acquired entities within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This press release may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Bancorp and/or the combined company including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which the Bancorp, one or more acquired entities and/or the combined company do business, are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) changes and trends in the securities markets; (7) legislative or regulatory changes or actions, or significant litigation, adversely affect the Bancorp, one or more acquired entities and/or the combined company or the businesses in which the Bancorp, one or more acquired entities and/or the combined company are engaged; (8) difficulties in combining the operations of acquired entities and (9) the impact of reputational risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity. The Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release.

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FIFTH THIRD BANCORP AND SUBSIDIARIES

Financial Highlights

(unaudited)

	For the Three Months Ended
	June 30, 2005	June 30, 2004	Percent Change
Earnings ($ in millions, except per share data)
Net interest income (taxable equivalent)	$758	771	(1.8)
Net income	417	448	(6.8)

Earnings Per Share
Basic	0.75	0.80	(6.3)
Diluted	0.75	0.79	(5.1)

Key Ratios (percent)
Return on average assets	1.63%	1.91	(14.7)
Return on average shareholders’ equity	18.1	21.0	(13.8)
Net interest margin (taxable equivalent)	3.29	3.54	(7.1)
Efficiency	52.2	48.8	7.0
Average equity as a percent of average assets	8.98	9.08	(1.1)
Regulatory capital (a):
Tier 1 capital	8.69	10.59	(17.9)
Total risk-based capital	11.06	12.83	(13.8)
Tier 1 leverage	7.78	8.97	(13.3)

Common Stock Data
Cash dividends per common share	$0.35	0.32	9.4
Book value per share	16.82	14.97	12.4
Market price per share:
High	44.67	57.00	(21.6)
Low	40.24	51.13	(21.3)
End of period	41.17	53.78	(23.4)
Price/Earnings ratio (b)	15.77	17.75	(11.2)

(a) June 30, 2005 regulatory capital ratios are estimated.

(b) Based on the most recent twelve-month earnings per diluted share and end of period stock prices.

	For the Six Months Ended
	June 30, 2005	June 30, 2004	Percent Change
Earnings ($ in millions, except per share data)
Net interest income (taxable equivalent)	$1,517	1,530	(0.9)
Net income	822	878	(6.4)

Earnings Per Share
Basic	1.48	1.56	(5.1)
Diluted	1.47	1.54	(4.5)

Key Ratios (percent)
Return on average assets	1.63%	1.90	(14.2)
Return on average shareholders’ equity	18.1	20.4	(11.3)
Net interest margin (taxable equivalent)	3.33	3.57	(6.7)
Efficiency	51.9	47.8	8.6
Average equity as a percent of average assets	9.00	9.31	(3.3)

Common Stock Data
Cash dividends per common share	$0.70	0.64	9.4
Market price per share:
High	48.12	60.00	(19.8)
Low	40.24	51.13	(21.3)

FIFTH THIRD BANCORP AND SUBSIDIARIES

Financial Highlights

(unaudited)

Values Per Share

	Book Value Per Share				Market Price Range Per Share
	March 31	June 30	September 30	December 31	Low	High
2000	$10.07	10.42	10.82	11.83	$29.33	$60.88
2001	12.33	12.40	12.97	13.31	45.69	64.77
2002	13.59	14.31	14.69	14.98	55.26	69.70
2003	15.31	15.25	15.24	15.29	47.05	62.15
2004	15.77	14.97	16.11	16.00	45.32	60.00
2005	16.04	16.82			40.24	48.12

	For the Three Months Ended					Year-to-Date
Earnings Per Share	March 31	June 30	September 30	December 31
2000	$0.43	0.39	0.51	0.53		$1.86
2001	0.49	0.18	0.44	0.63		1.74
2002	0.63	0.65	0.67	0.69		2.64
2003	0.68	0.72	0.73	0.78		2.91
2004	0.76	0.80	0.84	0.31		2.72
2005	0.73	0.75				1.48

	For the Three Months Ended					Year-to-Date
Earnings Per Diluted Share	March 31	June 30	September 30	December 31
2000	$0.43	0.38	0.50	0.52		$1.83
2001	0.48	0.18	0.43	0.61		1.70
2002	0.62	0.64	0.66	0.67		2.59
2003	0.67	0.71	0.72	0.77		2.87
2004	0.75	0.79	0.83	0.31		2.68
2005	0.72	0.75				1.47

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Income

(unaudited) ($ in millions, except per share data)

	For the Three Months Ended
	June 30, 2005	June 30, 2004
Interest income
Interest and fees on loans and leases	$936	683
Interest on securities:
Taxable	268	305
Exempt from income taxes	10	11
Total interest on securities	278	316
Interest on other short-term investments	1	1
Total interest income	1,215	1,000
Interest expense
Interest on deposits:
Interest checking	71	35
Savings	35	11
Money market	28	6
Other time	61	38
Certificates - $100,000 and over	29	11
Foreign office	29	11
Total interest on deposits	253	112
Interest on federal funds purchased	29	17
Interest on short-term bank notes	2	3
Interest on other short-term borrowings	34	17
Interest on long-term debt	147	89
Total interest expense	465	238
Net interest income	750	762
Provision for loan and lease losses	60	90
Net interest income after provision for loan and lease losses	690	672
Noninterest income
Electronic payment processing revenue	180	148
Service charges on deposits	132	131
Mortgage banking net revenue	46	61
Investment advisory revenue	91	97
Other noninterest income	156	268
Operating lease revenue	15	44
Securities gains, net	15	-
Total noninterest income	635	749
Noninterest expense
Salaries, wages and incentives	295	254
Employee benefits	67	66
Equipment expense	25	19
Net occupancy expense	54	47
Operating lease expense	10	32
Other noninterest expense	277	324
Total noninterest expense	728	742
Income before income taxes	597	679
Applicable income taxes	180	231
Net income	$417	448
Net income available to common shareholders (a)	$417	448
Earnings per share	$0.75	0.80
Earnings per diluted share	$0.75	0.79

(a) Dividend on Preferred Stock is $.185 million for the three months ended June 30, 2005 and 2004.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Income

(unaudited) ($ in millions, except per share data)

	For the Six Months Ended
	June 30, 2005	June 30, 2004
Interest income
Interest and fees on loans and leases	$1,803	1,352
Interest on securities:
Taxable	534	614
Exempt from income taxes	20	23
Total interest on securities	554	637
Interest on other short-term investments	2	2
Total interest income	2,359	1,991
Interest expense
Interest on deposits:
Interest checking	134	72
Savings	61	21
Money market	53	13
Other time	113	78
Certificates - $100,000 and over	54	20
Foreign Office	56	26
Total interest on deposits	471	230
Interest on federal funds purchased	54	35
Interest on short-term bank notes	6	4
Interest on other short-term borrowings	61	33
Interest on long-term debt	267	177
Total interest expense	859	479
Net interest income	1,500	1,512
Provision for loan and lease losses	127	177
Net interest income after provision for loan and lease losses	1,373	1,335
Noninterest income
Electronic payment processing revenue	348	297
Service charges on deposits	253	254
Mortgage banking net revenue	87	105
Investment advisory revenue	180	190
Other noninterest income	309	409
Operating lease revenue	35	95
Securities gains, net	30	26
Total noninterest income	1,242	1,376
Noninterest expense
Salaries, wages and incentives	561	500
Employee benefits	148	141
Equipment expense	50	39
Net occupancy expense	108	93
Operating lease expense	26	70
Other noninterest expense	539	548
Total noninterest expense	1,432	1,391
Income from before income taxes	1,183	1,320
Applicable income taxes	361	442
Net income	$822	878
Net income available to common shareholders (a)	$821	878

Earnings per share	$1.48	1.56
Earnings per diluted share	$1.47	1.54

(a) Dividend on Preferred Stock is $.370 million for the six months ended June 30, 2005 and 2004.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

(unaudited) ($ in millions, except per share data)

	For the Three Months Ended
	June 30, 2005	June 30, 2004
Total shareholders’ equity, beginning	$8,888	8,864
Net income	417	448
Other comprehensive income, net of tax:
Change in unrealized gains (losses) on available-for-sale securities, qualifying cash flow hedges and additional pension liability	188	(653)
Comprehensive income	605	(205)
Cash dividends declared:
Common stock (2005 - $.35 per share and 2004 - $.32 per share)	(195)	(180)
Preferred stock (a)	-	-
Stock options exercised, including treasury shares issued	15	34
Stock-based compensation expense	19	20
Loans repaid (issued) related to the exercise of stock options, net	2	(1)
Excess corporate tax benefit related to stock-based compensation	12	3
Shares purchased	(5)	(459)
Acquisitions	11	317
Other	1	-
Total shareholders’ equity, ending	$9,353	8,393

(a) Dividend on Preferred Stock is $.185 million for the three months ended June 30, 2005 and 2004.

	For the Six Months Ended
	June 30, 2005	June 30, 2004
Total shareholders’ equity, beginning	$8,924	8,667
Net income	822	878
Other comprehensive income, net of tax:
Change in unrealized gains and (losses) on available-for-sale securities, qualifying cash flow hedges and additional pension liability	34	(433)
Comprehensive income	856	445
Cash dividends declared:
Common stock (2005 - $.70 per share and 2004 - $.64 per share)	(389)	(360)
Preferred stock (b)	-	-
Stock options exercised, including treasury shares issued	40	64
Stock-based compensation expense	37	43
Loans repaid (issued) related to the exercise of stock options, net	4	(1)
Excess corporate tax benefit related to stock-based compensation	14	3
Shares purchased	(1,645)	(784)
Acquisitions	1,509	317
Other	3	(1)
Total shareholders’ equity, ending	$9,353	8,393

(b) Dividend on Preferred Stock is $.370 million for the six months ended June 30, 2005 and 2004.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Condensed Consolidated Quarterly Statements of Income (Taxable Equivalent)

(unaudited) ($ in millions)

	For the Three Months Ended
	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004
Interest income	$1,215	1,145	1,081	1,043	1,000
Taxable equivalent adjustment	8	8	9	9	9
Interest income (taxable equivalent)	1,223	1,153	1,090	1,052	1,009
Interest expense	465	394	338	286	238
Net interest income (taxable equivalent)	758	759	752	766	771
Provision for loan and lease losses	60	67	65	26	90
Net interest income after provision for loan and lease losses (taxable equivalent)	698	692	687	740	681
Noninterest income	635	607	479	611	749
Noninterest expense	728	705	935	648	742
Income before income taxes (taxable equivalent)	605	594	231	703	688
Applicable income taxes	180	181	46	223	231
Taxable equivalent adjustment	8	8	9	9	9
Net income	$417	405	176	471	448
Net income available to common shareholders (a)	$417	404	176	471	448

(a) Dividend on Preferred Stock is $.185 million for all quarters presented.

Noninterest Income and Noninterest Expense

(unaudited) ($ in millions)

	For the Three Months Ended
	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004
Noninterest income
Electronic payment processing revenue	$180	168	173	152	148
Service charges on deposits	132	121	126	134	131
Mortgage banking net revenue	46	41	24	49	61
Investment advisory revenue	91	90	82	88	97
Other noninterest income	156	153	125	137	268
Operating lease revenue	15	20	27	35	44
Securities gains (losses), net	15	14	(78)	16	-
Total noninterest income	$635	607	479	611	749
Noninterest expense
Salaries, wages and incentives	$295	265	266	252	254
Employee benefits	67	82	56	64	66
Equipment expense	25	25	23	22	19
Net occupancy expense	54	54	48	45	47
Operating lease expense	10	15	20	24	32
Other noninterest expense (a)	277	264	522	241	324
Total noninterest expense	$728	705	935	648	742
Full-time equivalent employees	21,594	21,287	19,659	19,061	18,937
Banking centers	1,098	1,092	1,011	1,005	992
(a)	Includes intangible amortization expense of $12 million, $12 million, $7 million, $7 million and $6 million for the three months ended June 30, 2005, March 31, 2005, December 31, 2004, September 30, 2004 and June 30, 2004, respectively.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited) ($ in millions, except share data)

	As of
	June 30, 2005	June 30, 2004
Assets
Cash and due from banks	$2,781	2,358
Available-for-sale securities (a)	24,647	30,180
Held-to-maturity securities (b)	307	212
Trading securities	84	97
Other short-term investments	113	258
Loans held for sale	783	577
Loans and leases:
Commercial loans	18,013	15,244
Construction loans	6,201	4,108
Commercial mortgage loans	9,091	7,541
Commercial lease financing	4,639	4,472
Residential mortgage loans	7,042	5,873
Consumer loans	20,610	18,301
Consumer lease financing	1,994	2,559
Unearned income	(1,294)	(1,419)
Total loans and leases	66,296	56,679
Allowance for loan and lease losses	(722)	(744)
Total loans and leases, net	65,574	55,935
Bank premises and equipment	1,581	1,168
Operating lease equipment	161	525
Accrued interest receivable	451	397
Goodwill	2,178	979
Intangible assets	231	164
Servicing rights	378	358
Other assets	3,891	2,474
Total assets	$103,160	95,682

Liabilities
Deposits:
Demand	$14,393	13,037
Interest checking	18,811	19,243
Savings	9,653	7,973
Money market	4,732	2,854
Other time	8,513	6,019
Certificates - $100,000 and over	3,986	2,825
Foreign office	3,089	5,957
Total deposits	63,177	57,908
Federal funds purchased	4,523	3,851
Short-term bank notes	-	1,275
Other short-term borrowings	4,972	6,391
Accrued taxes, interest and expenses	2,456	1,971
Other liabilities	1,185	1,118
Long-term debt	17,494	14,775
Total liabilities	93,807	87,289
Total shareholders’ equity (c)	9,353	8,393
Total liabilities and shareholders’ equity	$103,160	95,682
(a)	Amortized cost: June 30, 2005 - $24,814 and June 30, 2004 - $30,857.
(b)	Market values: June 30, 2005 - $307 and June 30, 2004 - $212.

(c)  Common Shares: Stated value $2.22 per share; authorized 1,300,000,000; outstanding June 30, 2005 - 555,938,071 (excluding 27,489,033 treasury shares) and June 30, 2004 - 560,804,042 (excluding 22,647,649 treasury shares).

FIFTH THIRD BANCORP AND SUBSIDIARIES

Loans and Leases Serviced

(unaudited) ($ in millions)

	As of
	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004
Commercial
Commercial loans	$18,013	17,500	16,058	15,259	15,244
Mortgage	9,091	9,048	7,636	7,644	7,541
Construction	5,590	5,365	4,348	4,077	3,768
Lease financing	3,527	3,416	3,426	3,357	3,275
Subtotal	36,221	35,329	31,468	30,337	29,828
Consumer
Consumer loans	19,861	18,909	18,080	17,829	17,522
Mortgage & construction	7,653	7,973	7,366	6,852	6,213
Credit card	749	790	843	809	779
Lease financing	1,812	1,901	2,051	2,209	2,337
Subtotal	30,075	29,573	28,340	27,699	26,851
Total loans and leases	66,296	64,902	59,808	58,036	56,679

Loans held for sale	783	809	559	452	577

Operating lease equipment	161	224	304	394	525

Loans and Leases Serviced for Others
Residential mortgage (a)	24,497	23,341	23,026	23,458	23,943
Commercial mortgage (b)	2,067	2,043	2,045	2,091	2,104
Commercial loans (c)	2,346	2,351	1,941	2,033	1,913
Commercial leases (b)	269	271	323	220	217
Consumer loans (d)	1,089	1,192	1,298	1,407	1,511
Total loans and leases serviced for others	30,268	29,198	28,633	29,209	29,688
Total loans and leases serviced	$97,508	95,133	89,304	88,091	87,469
(a)	Fifth Third sells certain residential mortgage loans, primarily conforming and fixed-rate in nature, and retains servicing responsibilities.
(b)	Fifth Third sells certain commercial mortgage loans and commercial leases and retains servicing responsibilities.
(c)	Fifth Third transfers, subject to credit recourse and with servicing retained, certain investment grade commercial loans to an unconsolidated qualified special purpose entity, which is wholly-owned by an independent third party.
(d)	Fifth Third sells certain consumer loans and retains servicing responsibilities.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Average Balance Sheets, Yields (Taxable Equivalent) and Rates

(unaudited) ($ in millions)

	For the Three Months Ended
	June 30, 2005		June 30, 2004
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Interest-earning assets:
Loans and leases	$ 66,762	5.64%	$ 56,325	4.90%
Taxable securities	24,771	4.33	29,987	4.10
Tax exempt securities	815	7.29	920	7.59
Other short-term investments	130	3.28	266	0.98
Total interest-earning assets	92,478	5.30	87,498	4.64
Cash and due from banks	2,822		2,106
Other assets	8,182		5,447
Allowance for loan and lease losses	(717)		(720)
Total assets	$ 102,765		$ 94,331

Liabilities
Interest-bearing liabilities:
Interest checking	$ 19,267	1.49%	$ 19,268	0.74%
Savings	9,697	1.44	7,803	0.59
Money market	4,755	2.37	2,965	0.83
Other time	8,286	2.93	5,822	2.57
Certificates-$100,000 and over	3,946	2.92	2,836	1.61
Foreign office	3,907	2.98	4,488	1.02
Federal funds purchased	3,952	2.97	6,689	1.03
Short-term bank notes	230	2.84	1,045	1.07
Other short-term borrowings	5,190	2.63	7,441	0.92
Long-term debt	17,049	3.46	12,317	2.88
Total interest-bearing liabilities	76,279	2.44	70,674	1.36
Demand deposits	13,905		12,251
Other liabilities	3,357		2,840
Total liabilities	93,541		85,765
Shareholders’ equity	9,224		8,566
Total liabilities and shareholders’ equity	$ 102,765		$ 94,331

Average common shares outstanding:
Basic	553,871,720		560,976,289
Diluted	558,176,454		568,715,944

Ratios:
Net interest margin (taxable equivalent)		3.29%		3.54%
Net interest rate spread (taxable equivalent)		2.86%		3.28%
Interest-bearing liabilities to interest-earning assets		82.48%		80.77%

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Average Balance Sheets, Yields (Taxable Equivalent) and Rates

(unaudited) ($ in millions)

	For the Six Months Ended
	June 30, 2005		June 30, 2004

	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Interest-earning assets:
Loans and leases	$ 65,924	5.53%	$ 55,507	4.92%
Taxable securities	24,852	4.33	29,420	4.20
Tax exempt securities	835	7.32	958	7.42
Other short-term investments	229	2.06	248	0.94
Total interest-earning assets	91,840	5.22	86,133	4.69
Cash and due from banks	2,721		2,076
Other assets	8,046		5,638
Allowance for loan and lease losses	(716)		(710)
Total assets	$ 101,891		$ 93,137

Liabilities
Interest-bearing liabilities:
Interest checking	$ 19,618	1.38%	$ 19,410	0.75%
Savings	9,519	1.30	7,549	0.54
Money market	4,770	2.26	3,057	0.84
Other time	8,038	2.83	5,802	2.69
Certificates-$100,000 and over	3,744	2.92	2,524	1.62
Foreign office deposits	4,122	2.72	5,212	1.02
Federal funds purchased	4,060	2.68	6,941	1.01
Short-term bank notes	501	2.60	773	1.05
Other short-term borrowings	5,062	2.41	7,139	0.90
Long-term debt	16,331	3.29	11,304	3.16
Total interest-bearing liabilities	75,765	2.29	69,711	1.38
Demand deposits	13,696		11,826
Other liabilities	3,264		2,928
Total liabilities	92,725		84,465
Shareholders’ equity	9,166		8,672
Total liabilities and shareholders’ equity	$ 101,891		$ 93,137

Average common shares outstanding:
Basic	555,109,748		562,279,783
Diluted	559,908,031		570,164,208

Ratios:
Net interest margin (taxable equivalent)		3.33%		3.57%
Net interest rate spread (taxable equivalent)		2.93%		3.31%
Interest-bearing liabilities to interest-earning assets		82.50%		80.93%

FIFTH THIRD BANCORP AND SUBSIDIARIES

Regulatory Capital

(unaudited) ($ in millions)

	June 30, 2005 (a)	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004
Tier 1 capital:
Shareholders’ equity	$9,353	8,888	8,924	9,040	8,393
Goodwill and certain other intangibles	(2,409)	(2,410)	(1,129)	(1,137)	(1,143)
Unrealized losses/(gains)	126	314	101	146	491
Other	729	717	626	617	605
Total tier 1 capital	$7,799	7,509	8,522	8,666	8,346
Total risk-based capital:
Tier 1 capital	$7,799	7,509	8,522	8,666	8,346
Qualifying allowances for credit losses	818	809	806	806	831
Qualifying subordinated notes	1,316	1,316	848	868	932
Total risk-based capital	$9,933	9,634	10,176	10,340	10,109
Risk-weighted assets	$89,780	89,401	82,633	80,749	78,779
Ratios:
Average equity as a percent of average assets	8.98%	9.02	9.51	9.21	9.08
Regulatory capital:
Tier 1 capital	8.69%	8.40	10.31	10.73	10.59
Total risk-based capital	11.06%	10.78	12.31	12.81	12.83
Tier 1 leverage	7.78%	7.62	8.89	9.13	8.97

(a) June 30, 2005 regulatory capital data and ratios are estimated.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Asset Quality

(unaudited) ($ in millions)

	For the Three Months Ended
Summary of Loan and Lease Losses	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004
Losses charged off:
Commercial, financial and agricultural loans	$(24)	(16)	(19)	(24)	(21)
Real estate - commercial mortgage loans	(3)	(2)	(7)	(1)	(2)
Real estate - construction loans	-	(1)	(3)	-	(3)
Real estate - residential mortgage loans	(5)	(5)	(4)	(3)	(3)
Consumer loans	(40)	(42)	(42)	(37)	(38)
Lease financing	(4)	(14)	(9)	(7)	(9)
Total losses	(76)	(80)	(84)	(72)	(76)
Recoveries of losses previously charged off:
Commercial, financial and agricultural loans	6	3	4	3	3
Real estate - commercial mortgage loans	1	1	1	1	1
Real estate - construction loans	-	1	-	-	-
Real estate - residential mortgage loans	-	-	-	-	-
Consumer loans	12	11	12	9	11
Lease financing	2	1	2	2	2
Total recoveries	21	17	19	15	17
Net losses charged off:
Commercial, financial and agricultural loans	(18)	(13)	(15)	(21)	(18)
Real estate - commercial mortgage loans	(2)	(1)	(6)	-	(1)
Real estate - construction loans	-	-	(3)	-	(3)
Real estate - residential mortgage loans	(5)	(5)	(4)	(3)	(3)
Consumer loans	(28)	(31)	(30)	(28)	(27)
Lease financing	(2)	(13)	(7)	(5)	(7)
Total net losses charged off	$(55)	(63)	(65)	(57)	(59)

Allowance for loan and lease losses rollforward:
Allowance for loan and lease losses, beginning	$717	713	713	744	713
Total net losses charged off	(55)	(63)	(65)	(57)	(59)
Provision for loan and lease losses	60	67	65	26	90
Allowance for loan and lease losses, ending	$722	717	713	713	744
Reserve for unfunded commitments rollforward:
Reserve for unfunded commitments, beginning	$67	72	72	68	70
Provision for unfunded commitments	4	(6)	-	4	(2)
Acquisitions	-	1	-	-	-
Reserve for unfunded commitments, ending	$71	67	72	72	68
Components of allowance for credit losses:
Allowance for loan and lease losses	$722	717	713	713	744
Reserve for unfunded commitments	71	67	72	72	68
Total allowance for credit losses	$793	784	785	785	812

	As of
Nonperforming and Underperforming Assets	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004
Nonaccrual loans and leases (a)	$ 273	268	228	207	216
Renegotiated loans and leases	1	1	1	3	3
Other assets, including other real estate owned	66	74	74	72	64
Total nonperforming assets	340	343	303	282	283
Ninety days past due loans and leases (a)	129	129	142	137	132
Total underperforming assets	$ 469	472	445	419	415
Average loans and leases (b)	$65,649	64,269	58,714	57,160	54,960
Loans and leases (b)	$66,296	64,902	59,808	58,036	56,679
Ratios:
Net losses charged off as a percent of average loans and leases	0.34%	0.40	0.44	0.40	0.43
Allowance for loan and lease losses as a percent of loans and leases	1.09%	1.11	1.19	1.23	1.31
Allowance for credit losses as a percent of loans and leases	1.20%	1.21	1.31	1.35	1.43
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	0.51%	0.53	0.51	0.48	0.50
Underperforming assets as a percent of loans, leases and other assets, including other real estate owned	0.71%	0.73	0.74	0.72	0.73
(a)	Nonaccrual includes $23 million and Ninety Days Past Due includes $41 million of residential mortgage loans as of June 30, 2005.
(b)	Excludes loans held for sale.